EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FRIDAY, SEPTEMBER 7, 2007

FOR FURTHER INFORMATION:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN/ASTRAZENECA ANNOUNCE START OF THE PN 400 PHASE III PROGRAM
AstraZeneca to Pay an Immediate $30 Million Payment Under Revised Licensing Arrangement

Chapel Hill, N.C., September 7, 2007 — POZEN Inc. (NASDAQ: POZN), today announced the start of the Phase III program for PN 400, a fixed dose combination of the proton pump inhibitor (PPI), esomeprazole magnesium, with the non-steroidal anti-inflammatory drug (NSAID) naproxen, in a single tablet.  An NDA is targeted for the first half of 2009, subject to the pace of enrollment in the pivotal trials.  By mutual agreement, POZEN and AstraZeneca have also amended certain terms of their August 2006 collaboration and license agreement.

Under the terms of the amended agreement, AstraZeneca will pay POZEN up to $345 million, in the aggregate, for the achievement of development, regulatory, and sales milestones. POZEN will receive an immediate $30 million payment, which includes recognition of successful proof of concept, $55 million will be paid upon achievement of certain development and regulatory milestones, and $260 million will be paid as sales performance milestones if certain aggregate sales thresholds are achieved.  Under the original agreement, development and regulatory milestones totaled $160 million, of which $20 million was to be paid upon the successful completion of the proof of concept studies, and sales performance milestones totaled $175 million.

The U.S. royalty structure has been revised from the tiered structure previously announced to one low double digit rate for the life of the agreement.  The royalty structure outside the U.S. is a slightly revised multi-tiered structure ranging from mid-single digits to high-teens.

Dr. John R. Plachetka, POZEN’s Chairman, President and Chief Executive Officer said, “We are pleased that PN 400 studies conducted to date have met expectations at both companies, that the interim results of the PN 200-301 study were positive, and that AstraZeneca has agreed to move forward with this program.  Our goal now is to move as quickly as possible to deliver the development program agreed with the FDA under the Special Protocol Assessment procedure, and file the NDA on schedule.”

"AstraZeneca is pleased to announce that we are progressing PN 400 into phase III clinical development in collaboration with POZEN.  Millions of people worldwide suffer from arthritis and we are excited about the prospect of developing and bringing an important new therapy to these patients," said Mr. Tony P. Zook, President and Chief Executive Officer, AstraZeneca LP, US.  "PN 400 represents an important product development opportunity for AstraZeneca in line with our commitment to bring additional new pain medicines to market that can make a difference in peoples' lives.  We are committed to working with POZEN to develop this innovative product and hope to bring it to market as quickly as possible.''

In July, POZEN announced that the interim results of PN 200-301, a pilot study for the PN 400 program, demonstrated a significant reduction in gastric ulcers relative to naproxen, and the anti-secretory profile of PN 400 met expectations for the target product profile.

Osteoarthritis is one of the most frequent causes of physical disability among adults, affecting an estimated 20 to 30 million people in the United States.  Estimates from the National Institutes of Health show that by 2030, 20 percent of Americans—about 70 million people—will have passed their 65th birthday and will be at risk to develop osteoarthritis.

Webcast

POZEN will hold a webcast today, Friday, September 7, 2007 at 10:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in research, development, manufacturing and marketing of prescription pharmaceuticals and supplier for healthcare services. AstraZeneca is one of the world's leading pharmaceutical companies with healthcare sales of US $26.47 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection product sales. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has a development and commercialization alliance with AstraZeneca for the proposed product candidate PN 400, for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates;  uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2007.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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